EXHIBIT 4.15
                               U. S. ENERGY CORP.

                             STOCK OPTION AGREEMENT


This stock option agreement is made in Riverton, WY this 11th day of April, 2001 by and between U.S. ENERGY CORP. (herein referred to as the "Company") and R. JERRY FALKNER (hereinafter referred to as the "Optionee").

1. The Company hereby grants to the Optionee a five year option to purchase an aggregate of 20,000 shares of the common stock of the Company, $0.01 par value (hereinafter referred to as the "Shares") at an option price of $3.98 per share. The Option shall be available for exercise immediately.

2. This option, to the extent not exercised, shall expire on April 10, 2006, or earlier upon the death of the Optionee.

3. The Optionee may exercise this option at any time, or from time to time, as to all or any part of the Shares by giving written notice to the Company, at its principal office, specifying the number of Shares to which the exercise shall apply, and accompanied by payment of the full purchase price for the Shares being purchased. Optionee shall also execute an investment representation statement in a form approved by the board of directors of the company prior to issuance of share certificates. Upon compliance with the terms of this Agreement, certificate(s) representing the Shares purchased shall be issued as soon as practicable after notice of exercise is given to the Company.

4. This option is not transferable by the Optionee and is exercisable only by him.

5. In the event of Optionee's death prior to the complete exercise of the option, any remaining portion of the option may be exercised in whole or in part after the date of the Optionee's death, but only by the Optionee's estate or by or on behalf of the person(s) to whom the Optionee's rights pass under his will or the laws of descent and distribution. To the extent not exercised, the option shall terminate sixty (60) days after Optionee's death.

6. The Optionee hereby represents that the option granted hereunder and the Shares purchased by him pursuant to the exercise of all or any part of the option are and will be acquired by him for investment and not with a view to the distribution thereof. The option is granted by the Company in reliance upon this representation. Upon the exercise of the option, Optionee shall not thereafter transfer, encumber or dispose of the Shares so purchased unless: (a) an effective registration statement covering such Shares is filed pursuant to the Securities Act of 1933, as amended, and applicable state law; or (b) an opinion letter of the Optionee's counsel is obtained, satisfactory to the Company and its counsel, that such transfer is not in violation of any applicable federal or state securities laws or regulations.


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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and to be sealed with its corporate seal, attested by its secretary, and Optionee has executed this Agreement with the intent to be legally bound as of the date written below.


                                            U. S. ENERGY CORP.



Attest:   /s/   Max T. Evans                By:   /s/   Keith G. Larsen
       ----------------------------            ---------------------------------
        Max T. Evans,                           Keith G. Larsen,
        Secretary                               President


                                            OPTIONEE:



Dated:   As of 4/11/01                          /s/  R. Jerry Falkner
      -----------------------------         ------------------------------------
                                            R. Jerry Falkner


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